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Cboe Global Markets Reports Results for Third Quarter 2021

Third Quarter 2021 Highlights*

●	Diluted EPS for the Quarter of $1.12, Up 11 percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.45, Up 31 percent
●	Net Revenue for the Quarter of $370 million, Up 27 percent
●	Raised Third-Quarter Dividend by 14%, Marking 11 Consecutive Years of Raising the Dividend
●	Increases 2021 Organic Growth Target for Recurring Non-Transaction Revenue to Approximately 14 percent, From Previous Guidance Range of 12 to 13 percent[2]

CHICAGO, IL – October 29, 2021 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the third quarter of 2021.

“In the third quarter Cboe posted double-digit year-over-year earnings growth, reflecting accelerated trading in our proprietary products throughout the quarter, coupled with continued higher demand for our suite of data and access solutions. In addition, Cboe delivered on a number of significant strategic milestones, including the successful launch of our European Derivatives platform," said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer.  “Furthermore, we welcomed Chi-X Asia Pacific into the Cboe network, further expanding our global footprint. By leveraging our technological expertise, customer relationships, and capital markets capabilities, we plan to continue to unlock additional revenue opportunities across our businesses through expanded access to existing products and new product launches. We are particularly excited about our plans to enter the digital asset market through the planned acquisition of ErisX and look forward to partnering with industry leaders to further evolve this rapidly growing market. Furthermore, we look forward to the planned launch of 24x5 trading in our SPX and VIX Options in November and the planned launch of our Nanos product in the first quarter 2022. Overall, we exit the third quarter on stronger footing than ever, and we look forward to continuing to execute on our growth opportunities ahead.”

“Our solid third quarter results were driven by double-digit growth in both transaction and non-transaction revenues and reflect net revenue growth in all of our business segments. The strong free cash flow our businesses produce allows for continued strategic investment to expand our global reach and product offerings," said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer. “The fourth quarter is off to a strong start, and as we look ahead to 2022, we are confident in our ability to execute on our strategic growth priorities and drive value for our shareholders and market participants. We are increasing our full-year recurring non-transaction organic revenue2 growth target to approximately 14 percent from 12 to 13 percent. Recurring non-transaction revenue, which includes acquisitions, is now expected to increase by approximately 18 percent, up from previous guidance of 15 to 16 percent. Given our strong revenue growth and hiring plans we are tightening our full-year 2021 expense guidance range and raising the midpoint to $539 million from $535 million. We believe this continued investment in the business will allow us to effectively deliver on our key strategic growth initiatives while enhancing shareholder value.”

*All comparisons are third quarter 2021 compared to the same period in 2020.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Third Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2021 and 2020.

Table 1
Consolidated Third Quarter Results					3Q21	3Q20
($ in millions except per share)	3Q21	3Q20	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$369.5	$292.0	27%		$369.5	$292.0	27%
Total Operating Expenses	$178.8	$152.7	17%		$140.3	$108.9	29%
Operating Income	$190.7	$139.3	37%		$229.2	$183.1	25%
Operating Margin %	51.6%	47.7%	3.9	pp	62.0%	62.7%	(0.7)	pp
Net Income Allocated to Common Stockholders	$120.0	$109.6	9%		$154.9	$120.5	29%
Diluted EPS	$1.12	$1.01	11%		$1.45	$1.11	31%
EBITDA[1]	$227.9	$212.1	7%		$239.6	$192.4	25%
EBITDA Margin % [1]	61.7%	72.6%	(10.9)	pp	64.8%	65.9%	(1.1)	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $369.5 million increased 27 percent, compared to $292.0 million in the prior-year period, reflecting increases in net transaction and clearing fees and access and capacity fees[1]. Inorganic net revenue[1] in the third quarter of 2021 was $16.7 million.
●	Total operating expenses were $178.8 million versus $152.7 million in the third quarter of 2020. Adjusted operating expenses¹ of $140.3 million increased 29 percent compared with $108.9 million in the third quarter of 2020, primarily due to acquisitions closed in late 2020 and 2021, resulting in higher compensation and benefits. Additionally, professional fees and outside services increased compared to the third quarter of 2020 primarily related to higher legal fees and an uptick in Consolidated Audit Trail Plan-related regulatory costs.
●	The effective tax rate for the third quarter of 2021 was 30.7 percent compared with 32.7 percent in the third quarter of 2020. The lower effective tax rate in the third quarter of 2021 is primarily due to the enactment of a UK tax rate increase in the third quarter of 2020 which triggered the remeasurement of UK deferred tax liabilities. The effective tax rate on adjusted earnings[1] was 28.5 percent compared with 30.8 percent in last year’s third quarter. The lower effective tax rate on adjusted earnings in the third quarter of 2021 was primarily due to decreases in uncertain tax positions.
●	Diluted EPS for the third quarter of 2021 increased 11 percent to $1.12. Adjusted diluted EPS[1] of $1.45 increased 31 percent compared to 2020’s third quarter results.
●	EBITDA margin for the third quarter decreased 10.9 percentage points compared to the third quarter of 2020 as a result of the bargain purchase gain recorded in the third quarter of 2020 attributable to the acquisition of EuroCCP.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	3Q21	3Q20	Change
Options	$192.2	$148.1	30%
North American Equities	85.6	75.8	13%
Futures	28.9	23.3	24%
Europe and Asia Pacific	48.5	31.6	53%
Global FX	14.3	13.2	8%
Total	$369.5	$292.0	27%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $192.2 million was up $44.1 million, or 30 percent, from the third quarter of 2020, primarily due to an increase in net transaction and clearing fees[1], as a result of higher trading volumes and RPC in both index and multi-listed options, as well as increases in access and capacity fees and market data fees.
●	Net transaction and clearing fees¹ increased $44.4 million, or 42 percent, reflecting a 23 percent increase in total options average daily volume (“ADV”) and a 16 percent increase in total options revenue per contract (“RPC”) compared to the third quarter 2020. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume. The RPC for multi-listed options increased 23 percent, primarily due to a shift in customer concentration. The RPC for index options increased 1 percent.
●	Cboe’s Options business had total market share of 31.3 percent for the third quarter of 2021 compared to 32.4 percent in the third quarter of 2020, primarily reflecting a decrease in Cboe’s multi-listed options market share for the quarter of 27.6 percent compared to 29.0 percent in the third quarter of 2020. While market share declined, revenue per contract increased 16% percent year-over-year, reflecting a favorable balance between profitability and market share.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $85.6 million was up $9.8 million, or 13 percent, primarily due to higher transaction and clearing fees, proprietary market data fees, and growth in access and capacity fees. The 2020 acquisitions of BIDS Trading and MATCHNow contributed $8.5 million in net revenue for the quarter.
●	The increase in net transaction and clearing fees from acquisitions was offset somewhat by a 1 percent decline in U.S. equities industry ADV compared to the third quarter of 2020.
●	Cboe U.S. Equities exchanges had market share of 14.0 percent for the third quarter of 2021 compared to 15.1 percent in the third quarter of 2020.

Futures:

●	Futures net revenue of $28.9 million increased $5.6 million, or 24 percent, primarily due to an increase in net transaction and clearing fees[1].
●	Net transaction and clearing fees¹ increased $6.4 million, or 38 percent, reflecting a 30 percent increase in ADV, further aided by a 6 percent increase in RPC. The RPC increase was primarily due to lower mix of low-priced Mini-VIX futures, which are one-tenth the size of the standard VIX futures and have a lower fee per contract.

Europe and Asia Pacific:

●	Europe and Asia Pacific net revenue of $48.5 million increased by 53 percent, primarily reflecting the addition of Chi-X Asia Pacific in July 2021, which contributed $8.2 million in net revenue, and growth in European equities and clearing. Average daily notional value (“ADNV”) for the overall market was up 26 percent during the quarter and ADNV traded on Cboe European Equities was €7.2 billion, up 29 percent from last year’s third quarter, while net capture increased 8 percent, reflecting a greater proportion of activity in higher-margin Cboe LIS block trading and Periodic Auction services.
●	For the third quarter of 2021, Cboe European Equities had 18.2 percent market share, up from 17.7 percent in the third quarter of 2020, as a result of positive momentum across all orderbooks, with a particular strength in Cboe LIS, as well as successfully re-introducing Swiss securities on Cboe UK order books in February 2021.

Global FX:

●	Global FX net revenue of $14.3 million increased 8 percent, primarily as a result of higher net transaction and clearing fees¹. ADNV traded on the Cboe FX platform was $32.4 billion for the quarter, up 7 percent from last year’s third quarter and net capture per one million dollars traded was $2.77 for the quarter, up 3 percent compared to $2.70 in the third quarter of 2020.
●	Cboe FX market share hit a new all-time high of 17.0 percent for the quarter compared to 15.9 percent in last year’s third quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2021 Fiscal Year Financial Guidance

The company updated or reaffirmed its guidance for the 2021 fiscal year as noted below.

●	Recurring non-transaction revenue, defined as access and capacity fees plus proprietary market data, is now expected to increase by approximately 18 percent, from a base of $342 million in 2020, up from previous guidance of 15 to 16 percent, with organic growth targeted at approximately 14 percent versus previous guidance of 12 to 13 percent.
●	Reaffirmed that revenue from acquisitions held less than a year is expected to contribute net revenue growth in a range of 5 to 7 percentage points in 2021.
●	Adjusted operating expenses are now expected to be in the range of $536 to $541 million, up from $531 to $539 million. The tightened range and increased guidance reflects the strong revenue environment we have seen on a year-to-day basis, as well as Cboe’s anticipated ramp up in hiring. The guidance excludes the expected amortization of acquired intangible assets of $127 million; the company plans to reflect the exclusion of this amount in its non-GAAP reconciliation.[1]
●	Depreciation and amortization expense, which is included in adjusted operating expenses above, is now expected to be in the range of $38 to $42 million, up from the previous range of $34 to $38 million, excluding the expected amortization of acquired intangible assets.
●	Reaffirmed that the effective tax rate[2] on adjusted earnings for the full year is expected to be in the range of 27.5 to 29.5 percent. The company continues to expect the adjusted effective tax rate for the full year to be at the higher end of the guidance range. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures are now expected to be in the range of $47 to $52 million, down from the prior range of $55 to $60 million, primarily reflecting changes in the timing of certain projects.

Capital Management

At September 30, 2021, the company had adjusted cash2 of $392.9 million.  Total debt as of September 30, 2021 was $1,298.9 million.

The company paid cash dividends of $51.5 million, or $0.48 per share, during the third quarter of 2021. The $0.48 dividend represents a 14% year-over-year increase and marks the 11th straight year Cboe has increased its dividend. As of September 30, 2021, the company had approximately $318.9 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its third-quarter financial results today, October 29, 2021, at 8:30 a.m. ET/7:30 a.m. CT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, October 29, 2021, through 11:00 p.m. CT, November 5, 2021, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10160639.

(1) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

(2) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), a leading provider of market infrastructure and tradable products, delivers cutting-edge trading, clearing and investment solutions to market participants around the world. The company is committed to operating a trusted, inclusive global marketplace, providing leading products, technology and data solutions that enable participants to define a sustainable financial future. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives and FX, across North America, Europe, and Asia Pacific. To learn more, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading and clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Options
Total industry ADV (in thousands)	37,548	36,442	41,974	32,197	29,535
Total company Options ADV (in thousands)	11,764	11,092	12,681	10,299	9,569
Multi-listed options	9,794	9,254	10,779	8,705	8,136
Index options	1,970	1,838	1,902	1,595	1,433
Total Options market share	31.3%	30.4%	30.2%	32.0%	32.4%
Multi-listed options	27.6%	26.8%	26.9%	28.5%	29.0%
Index options	98.4%	98.7%	99.0%	99.3%	98.9%
Total Options RPC:	$0.200	$0.192	$0.177	$0.182	$0.173
Multi-listed options	$0.069	$0.067	$0.067	$0.068	$0.056
Index options	$0.851	$0.823	$0.803	$0.809	$0.842

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	9.8	10.5	14.7	10.5	9.9
Market share %	14.0%	14.3%	15.0%	15.1%	15.1%
Net capture (per 100 touched shares)	$0.020	$0.020	$0.015	$0.015	$0.017
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	73.0	75.8	99.5	N/A	N/A
Net capture (per 100 touched shares)	$0.122	$0.123	$0.121	N/A	N/A
Canadian Equities:
ADV (matched shares, in millions)	37.8	47.4	71.4	45.2	40.0
Total market share %	3.4%	3.4%	3.1%	3.3%	3.3%
Market share % - TSX listed volume	4.7%	4.9%	4.6%	4.7%	4.7%
Net capture (per 10,000 shares, in Canadian Dollars)	$8.342	$7.782	$7.184	$8.300	$8.200

Futures
ADV (in thousands)	223	214	256	159	172
RPC	$1.626	$1.648	$1.639	$1.575	$1.527

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€39.6	€42.0	€44.8	€37.5	€31.5
Market share %	18.2%	17.4%	16.8%	17.5%	17.7%
Net capture (bps)	€0.264	€0.267	€0.284	€0.259	€0.245
EuroCCP:
Trades cleared (in thousands)	306,085.2	294,801.9	298,223.5	290,181.9	255,293.1
Fee per trade cleared	€0.010	€0.011	€0.011	€0.011	€0.011
Net settlement volume (shares in thousands)	2,484.1	2,367.3	2,423.2	2,132.7	1,952.3
Net fee per settlement	€0.869	€0.893	€0.865	€0.803	€0.820
Australian Equities:
ADNV (AUD billions)	$0.8	N/A	N/A	N/A	N/A
Net capture (per matched notional value (bps))	$0.173	N/A	N/A	N/A	N/A
Japanese Equities:
ADNV (JPY billions)	¥88.7	N/A	N/A	N/A	N/A
Net capture (per matched notional value (bps))	¥0.364	N/A	N/A	N/A	N/A

Global FX
Market share %	17.0%	16.3%	16.5%	16.7%	15.9%
ADNV ($ in billions)	$32.4	$32.5	$37.1	$33.7	$30.2
Net capture (per one million dollars traded)	$2.77	$2.71	$2.65	$2.67	$2.70

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects Cboe’s acquisition of BIDS Trading, effective December 31, 2020. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities data reflects the acquisition of MATCHNow effective August 4, 2020. Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Cboe Europe Equities and Derivatives and the number of trading days. EuroCCP data reflects the acquisition of EuroCCP effective July 1, 2020. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.  Asia Pacific data reflects the acquisition of Chi-X Asia Pacific effective July 1, 2021. Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Chi-X Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Chi-X Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Nine Months Ended September 30, 2021 and 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenue:
Transaction and clearing fees	$632.9	$545.5	$2,014.3	$1,825.3
Access and capacity fees	72.8	60.6	206.3	174.0
Market data fees	62.0	59.5	188.6	174.4
Regulatory fees	34.6	113.8	173.0	379.3
Other revenue	14.5	13.3	46.2	29.9
Total Revenues	816.8	792.7	2,628.4	2,582.9
Cost of Revenues:
Liquidity payments	375.3	359.4	1,255.0	1,167.4
Routing and clearing	19.0	14.9	66.0	48.6
Section 31 fees	27.9	105.4	148.6	351.8
Royalty fees	22.0	17.6	62.6	64.4
Other	3.1	3.4	10.6	3.5
Total Cost of Revenues	447.3	500.7	1,542.8	1,635.7
Revenues Less Cost of Revenues	369.5	292.0	1,085.6	947.2
Operating Expenses:
Compensation and benefits	74.0	59.2	214.0	167.4
Depreciation and amortization	42.8	39.5	125.4	118.0
Technology support services	16.7	15.1	50.1	39.5
Professional fees and outside services	24.0	15.8	62.0	43.0
Travel and promotional expenses	2.3	1.2	5.8	4.2
Facilities costs	5.8	4.5	16.5	12.7
Acquisition-related costs	6.7	6.2	11.9	16.4
Other expenses	6.5	11.2	14.6	18.6
Total Operating Expenses	178.8	152.7	500.3	419.8
Operating Income	190.7	139.3	585.3	527.4
Non-operating Income (Expenses):
Interest expense, net	(11.7)	(9.5)	(36.3)	(24.1)
Other (expense) income, net	(5.2)	33.6	(3.1)	34.2
Total Non-operating Income (Expenses)	(16.9)	24.1	(39.4)	10.1
Income Before Income Tax Provision	173.8	163.4	545.9	537.5
Income tax provision	53.4	53.5	182.8	156.6
Net Income	120.4	109.9	363.1	380.9
Net income allocated to participating securities	(0.4)	(0.3)	(1.1)	(1.0)
Net Income Allocated to Common Stockholders	$120.0	$109.6	$362.0	$379.9
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.12	$1.01	$3.38	$3.47
Diluted earnings per share	1.12	1.01	3.38	3.46
Weighted average shares used in computing income per share:
Basic	106.8	108.7	107.0	109.5
Diluted	107.0	108.8	107.2	109.8

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News Release Page 9 of 12

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

September 30, 2021 and 2020

	September 30,	December 31,
(in millions)	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$392.4	$245.4
Financial investments	26.7	92.4
Accounts receivable, net	324.2	337.3
Margin deposits and clearing funds	1,665.6	812.1
Income taxes receivable	48.3	53.1
Other current assets	41.6	26.5
Total Current Assets	2,498.8	1,566.8

Investments	36.0	42.7
Land	2.3	—
Property and equipment, net	102.4	82.6
Property held for sale	—	13.0
Operating lease right of use assets	114.1	111.0
Goodwill	3,024.7	2,895.1
Intangible assets, net	1,701.0	1,729.0
Other assets, net	103.4	76.3
Total Assets	$7,582.7	$6,516.5

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$259.6	$250.0
Section 31 fees payable	9.7	152.9
Deferred revenue	13.9	10.2
Margin deposits and clearing funds	1,665.6	812.1
Income taxes payable	5.7	4.2
Current portion of long-term debt	—	68.7
Current portion of contingent consideration liabilities	63.2	15.2
Total Current Liabilities	2,017.7	1,313.3

Long-term debt	1,298.9	1,135.2
Unrecognized tax benefits	196.8	164.7
Deferred income taxes	393.9	377.6
Non-current operating lease liabilities	132.9	132.1
Contingent consideration liabilities	12.0	17.5
Other non-current liabilities	33.5	27.2
Total Liabilities	4,085.7	3,167.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.3	1.2
Treasury stock at cost	(1,337.7)	(1,250.4)
Additional paid-in capital	2,736.3	2,713.3
Retained earnings	2,031.1	1,809.8
Accumulated other comprehensive income, net	66.0	75.0
Total Stockholders’ Equity	3,497.0	3,348.9

Total Liabilities and Stockholders’ Equity	$7,582.7	$6,516.5

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions.  Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue	2021	2020	2021	2020
Revenues less cost of revenues (net revenue)	$369.5	$292.0	$1,085.6	$947.2
Less acquisitions:
Acquisition revenue less cost of revenues (inorganic net revenue)	$(16.7)	$—	$(65.7)	$—
Organic net revenue	$352.8	$292.0	$1,019.9	$947.2

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Nine Months Ended
Table 4	September 30,		September 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$120.0	$109.6	$362.0	$379.9
Non-GAAP adjustments
Acquisition-related expenses (1)	6.7	6.2	11.9	16.4
Provision for notes receivable (2)	—	6.7	—	6.7
Bargain purchase gain (3)	—	(32.6)	—	(32.6)
Amortization of acquired intangible assets (4)	31.8	30.9	95.2	93.4
Impairment of investment (5)	5.0	—	5.0	—
Total Non-GAAP adjustments	43.5	11.2	112.1	83.9
Income tax expense related to the items above	(8.5)	(8.0)	(24.4)	(24.9)
Deferred tax re-measurements	—	7.7	17.7	7.7
Net income allocated to participating securities - effect on reconciling items	(0.1)	—	(0.3)	(0.5)
Adjusted net income allocated to common stockholders	$154.9	$120.5	$467.1	$446.1

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.12	$1.01	$3.38	$3.46
Per share impact of non-GAAP adjustments noted above	0.33	0.10	0.98	0.60
Adjusted diluted earnings per common share	$1.45	$1.11	$4.36	$4.06

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$369.5	$292.0	$1,085.6	$947.2
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$369.5	$292.0	$1,085.6	$947.2
Operating expenses (6)	$178.8	$152.7	$500.3	$419.8
Non-GAAP adjustments noted above	38.5	43.8	107.1	116.5
Adjusted operating expenses	$140.3	$108.9	$393.2	$303.3
Operating income	$190.7	$139.3	$585.3	$527.4
Non-GAAP adjustments noted above	38.5	43.8	107.1	116.5
Adjusted operating income	$229.2	$183.1	$692.4	$643.9
Adjusted operating margin (7)	62.0%	62.7%	63.8%	68.0%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	173.8	163.4	545.9	537.5
Non-GAAP adjustments noted above	43.5	11.2	112.1	83.9
Adjusted income before income taxes	$217.3	$174.6	$658.0	$621.4

Income tax expense	53.4	53.5	182.8	156.6
Non-GAAP adjustments noted above	8.5	0.3	6.7	17.2
Adjusted income tax expense	$61.9	$53.8	$189.5	$173.8
Adjusted income tax rate	28.5%	30.8%	28.8%	28.0%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the provision for notes receivable, recorded in other expenses on the consolidated statements of income, associated with the funding for the development of the consolidated audit trail (“CAT”).

(3) This amount represents the bargain purchase gain related to the acquisition of EuroCCP on July 1, 2020.

(4) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(5) This amount represents the impairment of investment related to the write down of the company’s investment in CurveGlobal.

(6) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($0.3 million and $1.0 million in expense for the three months ended September 30, 2021 and 2020, respectively, and $1.7 million and $1.1 million in the nine months ended September 30, 2021 and 2020, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($0.3 million and $1.0 million in income, expense and dividends in the three months ended September 30, 2021 and 2020, respectively, and $1.7 million and $1.1 million in the nine months ended September 30, 2021 and 2020, respectively), on the consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(7) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, provision for notes receivable, bargain purchase gain, and impairment of investment.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2021	2020	2021	2020
Net income allocated to common stockholders	$120.0	$109.6	$362.0	$379.9
Interest expense, net	11.7	9.5	36.3	24.1
Income tax provision	53.4	53.5	182.8	156.6
Depreciation and amortization	42.8	39.5	125.4	118.0
EBITDA	$227.9	$212.1	$706.5	$678.6
EBITDA Margin	61.7%	72.6%	65.1%	71.6%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	6.7	6.2	11.9	16.4
Provision for notes receivable	—	6.7	—	6.7
Bargain purchase gain	—	(32.6)	—	(32.6)
Impairment of investment	5.0	—	5.0	—
Adjusted EBITDA	$239.6	$192.4	$723.4	$669.1
Adjusted EBITDA Margin	64.8%	65.9%	66.6%	70.6%

Table 6
(in millions)	September 30,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2021	2020
Cash and cash equivalents	$392.4	$245.4
Financial investments	26.7	92.4
Less deferred compensation plan assets	(26.2)	(24.5)
Less cash collected for Section 31 Fees	—	(103.0)
Adjusted Cash	$392.9	$210.3

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees by Business Segment –Three Months Ended September 30, 2021 and 2020
	Consolidated		Options		N.A. Equities		Futures		Europe and APAC		Global FX
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,		September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Transaction and clearing fees	$632.9	$545.5	$308.4	$241.4	$253.2	$253.0	$23.2	$16.8	$36.2	$23.4	$11.9	$10.9
Liquidity payments	(375.3)	(359.4)	(152.7)	(130.1)	(216.9)	(225.1)	—	—	(5.7)	(4.2)	—	—
Routing and clearing	(19.0)	(14.9)	(5.2)	(5.2)	(9.0)	(9.7)	—	—	(4.7)	—	(0.1)	—
Net transaction and clearing fees	$238.6	$171.2	$150.5	$106.1	$27.3	$18.2	$23.2	$16.8	$25.8	$19.2	$11.8	$10.9

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